Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement of Cal Dive International, Inc. and subsidiaries on
Form S-8 of our report dated August 30, 2006 related to the statement of revenue and direct operating expenses for each of the three years in the period ended November 30, 2005 of Acergy US Inc., S&H Diving, LLC, and Acergy Shipping Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation as discussed in Note 2) appearing in Registration Statement No. 333-134609 of Cal Dive International, Inc. and subsidiaries on Form S-1.
DELOITTE & TOUCHE LLP
Houston, Texas
December 19, 2006